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                                                                    EXHIBIT h(8)

                           CO-ADMINISTRATION AGREEMENT

                               September 12, 2001

Credit Suisse Asset Management
  Securities, Inc.
466 Lexington Avenue
New York, New York 10017-3147

Dear Sirs:

         In accordance with Section 7 of the Co-Administration Agreement, dated November 1, 1999 (the "Agreement"), between Credit Suisse Warburg Pincus Trust (the "Trust"), and Credit Suisse Asset Management Securities, Inc. ("CSAMSI"), the Trust hereby notifies CSAMSI of the Trust's desire to amend Exhibit A of the Agreement to include the Blue Chip Portfolio, the High Yield Portfolio, the Small Cap Value Portfolio and the Strategic Small Cap Portfolio (the "Portfolios"), and to have CSAMSI render services as Co-Administrator under the terms of the Agreement with respect to the Portfolios.

         The annual co-administration fee with respect to each Portfolio shall be 0.10% of such Portfolio's average daily net assets.

         Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                       Very truly yours,

                                       CREDIT SUISSE WARBURG PINCUS TRUST

                                       By: /s/Hal Liebes
                                           -------------
                                           Name: Hal Liebes
                                           Title: Vice President and Secretary

Acceptance:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.

By: /s/Hal Liebes
    -------------
    Name: Hal Liebes
    Title: Secretary